Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 23, 2012 and May 16, 2012, with respect to the consolidated financial statements and internal control over financial reporting, respectively, included in the Annual Report on the Form 10-K and Form 10- K/A, respectively, for the year ended December 31, 2011 of Ligand Pharmaceuticals Incorporated, which are hereby incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

San Diego, California

July 5, 2012